Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT APPOINTS SCOTT T. PARKER CHIEF FINANCIAL OFFICER

     NEW YORK — July 2, 2010 — CIT Group Inc. (NYSE: CIT), a leading provider of financing to small businesses and middle market companies, today announced the appointment of Scott T. Parker (43) as Executive Vice President, Chief Financial Officer effective July 2, 2010. He will report directly to Chairman and Chief Executive Officer John A. Thain.

     Mr. Thain said, “Scott’s unique set of financial and operational skills coupled with his deep experience in the financial services sector will complement our senior leadership team and benefit our organization on a broad scale. His many accomplishments in financial controls, portfolio management, operational efficiency and capital allocation will be invaluable as we advance CIT’s business objectives.”

     Parker will serve as the Company’s Principal Financial Officer and oversee all financial operations including the Accounting, Tax, Treasury and Investor Relations departments.

     Parker most recently served as Chief Operating Officer and Chief Financial Officer of Cerberus Operations and Advisory Company LLC, an affiliate of Cerberus Capital Management, L.P. Before joining Cerberus in 2006, he spent 17 years in various financial leadership roles within the industrial and financial services businesses at General Electric Company, most recently as the Chief Financial Officer for GE Capital Solutions. Prior to GE Capital Solutions, Parker was Chief Financial Officer of GE Corporate Financial Services.

About CIT

Founded in 1908 and headquartered in New York City, CIT (NYSE: CIT) is a bank holding company with approximately $45 billion in finance and leasing assets that provides financial products and advisory services to small and middle market businesses. Operating in more than 50 countries across 30 industries, CIT provides an unparalleled combination of relationship, intellectual, and financial capital to its customers worldwide. CIT maintains leadership positions in small business and middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and vendor finance. www.cit.com

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CIT MEDIA RELATIONS:
C. Curtis Ritter
Vice President
Director of External Communications & Media Relations
(212) 461-7711
Curt.Ritter@cit.com

CIT INVESTOR RELATIONS:
Ken Brause
Executive Vice President
(212) 771-9650
Ken.Brause@cit.com

Stephen Klimas
Senior Vice President
(973) 535-3769
Steve.Klimas@cit.com